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                                                                      EXHIBIT 99

                   SUN BANCORP, INC. TO ACQUIRE GUARANTY BANK

CONTACT:

Sun Bancorp, Inc.
Robert J. McCormack
President and Chief Operating Officer
570-372-7101

Guaranty Bank, N.A.
Maureen Moran Bufalino
President and Chief Executive Officer
570-819-3000

January 16, 2001

SUN BANCORP, INC. (NASDAQ: SUBI), headquartered in Selinsgrove, Pennsylvania, and Guaranty Bank, N.A., owned by Chairman Jack D. Moran and Maureen Moran, headquartered in Wilkes-Barre, Pennsylvania today announced that they have entered into a definitive agreement for Sun to acquire Guaranty through a merger of Guaranty with, into and under the charter of SunBank.

The merger expands Sun Bancorp's presence in Northumberland County and serves as the company's entry into Luzerne County.

Maureen Moran Bufalino, president and chief executive officer of Guaranty Bank, said, "We believe the partnership between Guaranty and Sun Bancorp is a positive one for both our customers and our employees. Our customers will have access to expanded product choices, a larger branch network and more ATMs. Plus, the leadership of Sun shares our commitment to community banking, local decision making and excellence in service."

Robert J. McCormack, president and chief operating officer of Sun Bancorp, added, "We are excited that Guaranty Bank is joining the SunBank team. Guaranty has strong leadership in Maureen Moran Bufalino and John Piszak, and we look forward to adding their talents to our existing management team. In addition, we support Guaranty's desire to enhance their presence. Our organizations are extremely compatible; we share a philosophy of providing excellent service, competitive products, financial expertise and contributing to the vitality of the communities we serve."

Mr. McCormack further commented that the Guaranty Bank name would remain in place, along with the existing branch network.

Following the merger, Ms. Bufalino will remain as president of Guaranty Bank, a division of SunBank, will serve as senior vice president of SunBank and Sun Bancorp, Inc., and will be elected to the boards of directors of Sun Bancorp, Inc. and its bank subsidiary, SunBank. John Piszak will remain with Guaranty in a senior lending role. Mr. McCormack commented that he is looking forward to Ms. Bufalino joining the board and that her diverse financial background will bring great value to the company. He added that Mr. Piszak is a seasoned lender who has helped build a strong loan presence for Guaranty Bank.

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The merger will be accounted for as a purchase and is expected to be complete in the second quarter of 2001. The purchase is a tax-free reorganization under the Internal Revenue Code. Guaranty shareholders will receive at least 50% of the consideration as Sun Bancorp Common Stock, and the remainder in cash and a note, in exchange for their Guaranty shares. Sun Bancorp will pay approximately $14.4 million in the aggregate for Guaranty. The Guaranty acquisition should be accretive to Sun shareholders in year one. The transaction has been approved by the boards of directors of both companies, and is subject to a number of conditions, including regulatory approval.

Guaranty Bank, N. A., with $120 million in assets, operates six offices in Luzerne and Northumberland Counties.

Sun Bancorp, with $740 million in assets, recently unified its four bank trade names -- Snyder Country Trust Company, Central Pennsylvania Bank, Watsontown Bank, and Bucktail Bank -- under the SunBank name. The company has 17 offices and 34 ATMs in Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. In addition, SunBank recently announced that it reached an agreement to purchase the Lewisburg office of Mellon Bank. Sun Bancorp also operates Sun Asset Management, Sun Mortgage, Sun Leasing, Sun Dealer Center, and Sun Life. In addition, the company recently formed a joint venture as 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit the Bank's website at www.sunbancorp.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE ANTICIPATED EFFECTS OF THE MERGER. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP, INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.